Exhibit 10.7

Medallion Resources Ltd
410 - 325 Howe Street
Vancouver, BC V6C 1Z7
CANADA

rethinking rare earth elements

April 22, 2022

Jose Alfredo Ramos Plasencia

Newcastle

United Kingdom

Via Email: arampla@gmail.com

RE: Offer of Chief Executive Officer Position (Updated)

Dear Alfredo

Medallion Resources Ltd (the “Company”) is pleased to offer you (the “Employee” and together with the Company, a “Party” or the “Parties”) the position of Chief Executive Officer (“CEO”) commencing on or shortly after the successful completion of an up-listing to the Nasdaq Capital Market or comparable US stock exchange (the “IPO”), currently anticipated in June 2022. This letter formalizes and supersedes all prior offers to you by the Company including but not limited to letters dated January 23, 2022 and February 7, 2022.

In the event that the contemplated IPO is not completed within six months of the date of this letter, the Parties shall in good faith seek to agree an alternative strategy for the Company and terms for the Employee’s continued involvement.

The Company is evaluating the appropriate corporate structure to facilitate your employment in the United Kingdom. As such, the employment contract (“Employment Contract”) may, at the Company’s discretion, be with a subsidiary or other wholly owned affiliate of the Company, rather than the Company. The Employment Contract shall reflect applicable employment law and regulations.

Duties

The Duties, which shall be more fully described in the Employment Contract, include executive leadership and management of the Company typical for the role of CEO, reporting to the Board of Directors of the Company. As CEO, you will be appointed to the Board of Directors and will serve as a non-independent, executive Director.

Your employment shall be full-time. However, you may engage in other business, charitable and civic activities and manage your personal investments provided that such activities and investments are not with an entity that conducts business with or is competitive with the Company and that such activities do not materially interfere with the performance of your duties or responsibilities under the Employment Agreement. By signing this letter, you confirm that you have no contractual commitments or other legal obligations (including restrictive covenant agreements from another employer) that prohibit you from performing your duties for the Company other than your duty to provide notice to your current employer.

Term

As shall be more fully described in the Employment Contract, your employment shall continue indefinitely for a minimum of two years and until either Party gives the other Party six-months written notice of termination (“Notice of Termination”) subject to normal provisions for termination for Cause by the Company at any time.

Compensation

Your compensation as CEO and executive Director shall be as follows:

Item
Base salary	US$280,000

Annual Performance Bonus	0.6% of the increase in market capitalization of the Company
Milestone Bonus	2.3 times your base salary

Sign-on Bonus	US$15,000 – paid when name first used in a public release

Options Package	2.4% of issued capital as of the IPO

Strike price for options	25% @ IPO+10% 25% @ IPO+25% 25% @ IPO+50% 25% @ IPO+75%

Vesting period	Released quarterly over 12 months

Expiry period	5 years

Notice period	6 months month base salary paid should the Employment Contract be terminated (not payable in case of negligence, professional misconduct, etc.)

No fault holding fee	CA$15,000 per month for 3 months. Payable beginning 3 months after payment of “’sign-on bonus” should Nasdaq IPO have not occurred. Company will seek to build forward business model with input of Alfredo Ramos Plasencia

NOTES
Pay Frequency:	Your base salary will be payable monthly in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

Annual Performance Bonus:	Annually, 0.6% of the gain in market capitalization, where the market capitalization is measured as the volume weighted average closing price (VWAP) for the last 3 months of the calendar year in comparison to the previous year end 3-month VWAP. Bonus will be paid within 6 weeks after the end of the calendar year, subject to regulatory approval, and paid in cash or shares at the election of the Company in accordance with the Bonus Payments section below.

Milestone Bonus:	In addition, an annual discretionary bonus of up to 2.3x base salary paid in cash or shares in accordance with the Bonus Payments section below, based on milestones agreed with the Compensation Committee and paid on recommendation from the Compensation Committee to the Board of Directors and ratified by the Board. To earn a bonus for any year, you must be employed by the Company on the date the bonus is paid.

Bonus Payments:	Bonus Payments shall include sufficient cash components to, at a minimum, cover taxes payable by the Employee upon receipt of the Bonus.

Options:	Options awarded will be subject to applicable regulations at the time of the award.

Tax Matters

All forms of compensation shall be subject to withholding and payroll taxes and any other deductions required by applicable law.

You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not generally have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation. For clarity, this paragraph does not limit the Company’s obligation include sufficient cash in any bonus payments to enable the Employee to pay taxes due on the such bonus payment.

Benefits

The Company shall provide benefits required in the jurisdiction of the Employment Contract. In addition, you will be eligible to participate in the employee benefit plans and programs generally available to the Company’s senior executives, subject to the terms and conditions of such plans and programs and the seniority of your position. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

Vacation

You shall be entitled to 30 days of paid vacations in addition to statutory holidays in the jurisdiction of the Employment Contract.

Other Terms and Conditions

The Employment Contract shall include other terms and conditions typical for an agreement of this type in the jurisdiction of the Employment Contract including but not limited to immigration compliance, protective covenants and non-disparagement, confidentiality, proprietary information, and settlement of any disputes under the Employment Contract.

The Board and I look forward to the next stage of the Company’s development under your leadership.

On behalf of the Board of Directors

/s/ Mark Saxon
Mark Saxon
President & CEO
Medallion Resources Ltd
msaxon@medallionresources.com
Accepted

/s/ Alfredo Ramos Plasencia
Jose Alfredo Ramos Plasensia